CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated February 22, 2008 and November 20, 2007 relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of Phoenix Insight Bond Fund, a series of Phoenix Insight Funds Trust and in the September 30, 2007 Annual Report to Shareholders of Phoenix Bond Fund, a series of Phoenix Opportunities Trust, respectively, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Proxy Statement.

Boston, Massachusetts

March 27, 2008